Exhibit 10.4

[2U Letterhead]

July , 2024

[Employee Name]

[Employee Email Address]

Via Email / DocuSign

RE:	Partial Pre-Payment of October Retention Bonus Installment

Dear [Employee Name]:

As you know, you previously entered into a letter agreement with 2U, Inc. (the “Company”) on    , 2024 (the “Bonus Agreement”), pursuant to which you were granted a retention bonus of $    (the “Bonus”), payable in four quarterly installments (each, a “Retention Bonus Installment”). The first Retention Bonus Installment was paid to you on April  , 2024, the second Retention Bonus Installment was paid to you on July  , 2024, and the remaining Retention Bonus Installments are payable within fifteen (15) days of each of October 1, 2024 (the “October Retention Bonus Installment”) and January 1, 2025, respectively; provided that if your employment with the Company was terminated by the Company for Cause or you retired, resigned or otherwise voluntarily terminated your employment without Good Reason (each as defined in the Bonus Agreement) prior to June 30, 2025, you would be required to repay the full pre-tax amount of any previously paid Retention Bonus Installment to the Company within 30 days of termination (the “Repayment Obligation”) and you would forfeit your right to receive any unpaid Retention Bonus Installment.

Notwithstanding anything to the contrary in the Bonus Agreement, the Company has determined to pre-pay fifty percent (50%) of the October Retention Bonus Installment to you on July  , 2024. The remainder of the October Retention Bonus Installment will be paid to you in October in accordance with the Bonus Agreement. You hereby acknowledge and agree that the full amount of the Bonus (including all Retention Bonus Installments, whether paid in accordance with the Bonus Agreement or pre-paid pursuant to this letter) remains subject to the Repayment Obligation in the event that your employment is terminated by the Company for Cause or you retire, resign or otherwise voluntarily terminate your employment without Good Reason prior to June 30, 2025.

This letter agreement will in all respects be governed by and construed in accordance with, the laws of the State of [Employee State of Residence], without reference to conflicts of law principles thereof. This letter agreement together with the Bonus Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements with respect thereto and may only be amended in a writing signed by both you and an authorized representative of the Company.

This letter agreement may be executed electronically (e.g., DocuSign) and, when so executed, will have the same force and effect as an original, and constitute a binding agreement on each of the parties. This letter does not confer upon you any right to continue employment or service with the Company for any period. In addition, this letter agreement does not modify the terms of your employment or employment agreement, if any.

Please indicate your acceptance of the provisions of this agreement by signing the acknowledgment below.

Very truly yours,

2U, Inc.

By:	[Name]
[Title]

Accepted, Acknowledged and Agreed:

[Name]

Date

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